Exhibit 10.1

Cardinal Health, Inc.
Management Incentive Plan

Article 1.	Establishment and Purpose
1.1Establishment of Plan. The Cardinal Health, Inc. Management Incentive Plan (the “Plan”) was originally established and approved by the Board of Directors of the Company on August 14, 1996, and the Company’s shareholders initially approved the material terms of the Plan on October 29, 1996. The Plan is hereby amended and restated effective as of August 5, 2014, and shall remain in effect until terminated by the Board or the Committee. The Plan is intended to permit the grant of awards that are intended to qualify as performance-based compensation which is not subject to the deduction limitation rules under Code Section 162(m), as well as awards that are not intended to so qualify.
1.2Purpose. The primary purposes of the Plan are to:
(a)Advance the interests of the Company and its shareholders by providing Employees in leadership positions with an annual bonus incentive to achieve the strategic objectives of the Company and its subsidiaries;
(b)Focus management on key measures that drive superior financial and management performance and that result in enhanced value of the Company;
(c)Provide compensation opportunities that are externally competitive and internally consistent with the Company’s strategic objectives and total reward strategies; and
(d)Provide bonus opportunities that reward executives who are in positions to make significant contributions to the overall success of the Company and its subsidiaries.

Article 2.	Definitions
Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:
2.1    “Administrator” means the Committee or such other authorized officers of the Company to whom the power to administer the Plan has been properly delegated.
2.2    “Applicable Law” means the requirements of Code Section 162(m) applicable to performance-based compensation.
2.3    “Award” means the cash bonus opportunity granted to a Participant under the Plan.
2.4    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.5    “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder as in effect from time to time.
2.6    “Committee” means the Human Resources and Compensation Committee of the Board, or such other committee of Directors appointed by the Board and comprised of two (2) or more individuals who are “outside directors” (as that term is defined under Applicable Law).
2.7    “Company” means Cardinal Health, Inc., or any successor thereto.
2.8    “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is deemed to be deferred compensation that is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code section.
2.9    “Effective Date” of the Plan was originally July 1, 1996. The Effective Date of the amended and restated Plan is August 5, 2014.
2.10    “Employee” means a regular employee of the Company or of any subsidiary of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan.

2.11    “Final Bonus” means the actual bonus earned during a Performance Period by a Participant, as determined by the Administrator.
2.12    “Participant” means an Employee who meets the eligibility requirements of Article 3 and has been granted an Award with respect to one or more Performance Periods.
2.13    “Performance Criteria” shall have the meaning set forth in Article 4.
2.14    “Performance Period” means the twelve month period beginning on each July 1st and ending on the next succeeding June 30th during the term of the Plan, or such other time period established by the Administrator from time to time with respect to which the attainment of Performance Criteria will be determined.
2.15    “Plan” means this Cardinal Health, Inc. Management Incentive Plan.
2.16    “Qualified Performance-Based Award” mean an Award that is intended to satisfy Applicable Law.
2.17    “Qualifying Performance Criteria” shall have the meaning set forth in Section 4.1.
2.18    “Retirement” means termination of employment by a Participant (other than by reason of death or Disability and other than in the event of Termination for Cause) from the Company and its subsidiaries after attaining age fifty-five (55) and having at least ten (10) years of continuous service with the Company and its subsidiaries, including service with a subsidiary of the Company prior to the time that such subsidiary became a subsidiary of the Company. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.
2.19    “Target Award” means the amount of any Award as established by the Administrator that would be payable to a Participant for a Performance Period if the Performance Criteria for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Administrator in regard to that Award.
2.20    “Termination for Cause” means, unless otherwise determined by the Administrator, termination of employment from the Company and its subsidiaries on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any subsidiary, or the intentional violation of the written policies or procedures of the Company, provided that for an Employee who is party to an individual agreement with the Company defining Cause, “Cause” shall have the meaning set forth in such agreement unless otherwise provided in such agreement. For purposes of this Plan, a Participant’s termination of employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a Termination for Cause.

Article 3.	Eligibility and Participation
3.1    Eligibility and Participation. The Administrator shall designate, or determine the methodology and criteria for the designation of, the Employees who are granted Awards under the Plan, including any Employee who is an executive officer of the Company. Awards may be Qualified Performance-Based Awards or Awards that are not intended to be Qualified Performance-Based Awards. Only the Committee may grant Qualified Performance-Based Awards.
3.2    Partial Performance Period Participation. An Employee who is selected to participate in the Plan after the beginning of a Performance Period may be granted an Award under the Plan for that Performance Period on a ratable basis on such terms and conditions as determined by the Administrator.
3.3    No Right to Participate. No Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in the Plan.

Article 4.	Award Determination
4.1    Performance Criteria. As to each Performance Period, the Administrator will establish Performance Criteria and level of achievement versus such criteria that determine the amount that may be earned under an Award, subject to adjustment as described in the Plan, which Performance Criteria may be based on Qualifying Performance Criteria, other standards of financial performance or personal performance evaluations. Notwithstanding the preceding sentence, the Administrator may specify that an Award or a portion of an Award is intended to be a Qualified Performance-Based Award if the Performance Criteria for such Award or portion of an Award is a measure based on one or more Qualifying Performance Criteria specified by the Administrator. Any determinations made with respect to a Qualified Performance-Based Award shall be made, and the Plan shall be construed, applied and administered with respect to any such Awards, in a manner that the

Administrator determines to be consistent with Applicable Law. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following Performance Criteria, or derivations of such Performance Criteria, either individually or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or product or product category, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, and either calculated in accordance with U.S. Generally Accepted Accounting Principles or as adjusted, in each case as specified by the Administrator: (i) cash flow; (ii) earnings (including gross margin, operating earnings, earnings before interest and taxes, segment profit, earnings before taxes and discontinued operations, earnings from continuing operations and net earnings); (iii) earnings per share; (iv) stock price; (v) shareholders’ equity; (vi) total shareholder return; (vii) invested capital; (viii) assets or net assets; (ix) return on investment; (x) revenue; (xi) tangible capital; (xii) market share; (xiii) contract awards or backlog; (xiv) distribution, selling, general, and administrative expenses; (xv) credit rating or credit rating measures; (xvi) dividend payments; (xvii) improvement in workforce diversity; (xviii) customer satisfaction, retention or loyalty; (xix) employee satisfaction or retention; (xx) service levels; (xxi) net working capital or net working capital days; (xxii) days sales outstanding; (xxiii) days inventory on hand; (xxiv) days payable outstanding; (xxv) capital expenditures; (xxvi) generics penetration; and (xxvii) economic profit. The Performance Criteria may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.
4.2    Adjustment of Performance Criteria. The Administrator is authorized to determine the manner in which any Performance Criteria will be calculated or measured to take into account such factors as the Administrator determines appropriate, including market-related changes in inventory value, changes in accounting principles, and extraordinary charges to income, provided that with respect to Qualified Performance-Based Awards, the Administrator shall specify and apply such calculations or adjustments in a manner it determines to be consistent with Applicable Law.
4.3    Target Awards. For each Performance Period, the Administrator shall establish a Target Award for each Participant. Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company and the attainment of established Performance Criteria during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is $7,500,000, such maximum Award amount to be pro-rated if the Performance Period is less than a full fiscal year. In the cases of Qualified Performance-Based Awards, the Performance Criteria and Target Award shall be established no later than 90 days following the first day of the Performance Period or after 25% of the Performance Period has elapsed, if earlier, and the outcome relative to the attainment of the Performance Criteria shall not be substantially certain at the time the Performance Criteria and Target Award are established.
4.4    Final Bonus Determinations. At the end of each Performance Period, the Administrator shall certify in writing the extent to which the applicable Performance Criteria were met during the Performance Period. With respect to Awards that are intended to be Qualified Performance-Based Awards, the Committee will determine the Final Bonus based on the Performance Criteria, subject to the Committee’s exercise of negative discretion to reduce any Final Bonus based on such other business objectives or factors as determined by the Committee in its sole discretion. With respect to Awards that are not intended to be Qualified Performance-Based Awards, the Administrator will determine the Final Bonus based on the Performance Criteria and such other business objectives or factors as it determines appropriate. In the case of such Awards, the Administrator may adjust (up or down) any Final Bonus on the basis of such further considerations as the Administrator shall determine in its sole discretion.

Article 5.	Payment of Final Bonuses
5.1    Form and Timing of Payment. Each Participant’s Final Bonus shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, on or before the 15th day of the third month after the end of the applicable Performance Period. The Administrator may permit or provide for deferred payment of any Final Bonus in accordance with such conditions and procedures as the Administrator may specify in compliance with the requirements of Code Section 409A.
5.2    Unsecured Interest. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a cash payment under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article 6.	Termination of Employment
6.1    Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment is terminated by reason of Retirement, death or Disability during the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. Unless determined otherwise by the Administrator, the Final Bonus thus determined shall be paid at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. The right of the Participant to receive any payment under this Plan will pass to the Participant’s estate in the event of the Participant’s death.

6.2    Involuntary Termination of Employment (Not Retirement Eligible). If the employment of a Participant is terminated by the Company (other than as a Termination for Cause) during the fourth quarter of the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period.
6.3    Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated before the fourth quarter of the Performance Period for a reason other than due to Retirement, death, or Disability, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Administrator in its sole discretion. If a Participant terminates his or her employment for a reason other than due to Retirement, death, or Disability prior to the date the Final Bonus, if any, is paid, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited.
6.4    Other Forfeiture Events. Awards under the Plan shall be subject to any policies adopted by the Company pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, and applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange. The Administrator may, in its discretion, require that all or any portion of a Final Bonus is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Administrator may, in its discretion, also require repayment to the Company of all or any portion of a Final Bonus if the amount of the Final Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement, the Participant engaged in misconduct that caused or contributed to the need for the financial statement restatement, and the amount of the Final Bonus would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This Section 6.4 shall not be the Company’s exclusive remedy with respect to such matters. This Section 6.4 shall not apply after a “change of control” of the Company as defined in the 2011 Long-Term Incentive Plan or any successor plan thereto.

Article 7.	Rights of Participants
7.1    Employment. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of the Company or any of its subsidiaries, nor shall it limit or interfere in any way with the right of the Company or any subsidiary to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise.
7.2    Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.
7.3    Foreign Participants. Subject to the provisions of Article 4, the Administrator may, in order to fulfill the Plan purposes and without amending the Plan, modify Awards granted to Participants who are foreign nationals or employed outside the United States to the extent necessary to recognize differences in local law, tax policy or custom.

Article 8.	Authority of the Administrator
8.1    General. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator will have full authority to interpret the Plan and the terms of Awards made hereunder, to establish, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions for making or modifying Awards, to correct administrative errors, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and decisions made by the Administrator pursuant to the provisions hereof shall be made in the Administrator’s sole discretion and shall be final, binding and conclusive on all persons. Notwithstanding any other provision of the Plan, the Administrator shall not have any discretion or authority to make changes to any Qualified Performance-Based Award to the extent that the existence of such discretion or authority would cause such Award not to so qualify.
8.2    Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to approve Awards that are not intended to be Qualified Performance-Based Awards. Such delegation may be revoked at any time. All determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive on all persons, except to the extent that the Administrator provides otherwise.

Article 9.	Amendments
The Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which he or she has already become entitled, as determined under Articles 4 and 6 hereof. Shareholder approval of any amendment will be required only to the extent the Administrator determines appropriate to satisfy Applicable Law. No new Award may be granted during any period of suspension of the Plan or after termination of the Plan.

Article 10.	Miscellaneous
10.1    Choice of Law. The Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except as to matters pre-empted or governed by federal law.
10.2    Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Final Bonus.
10.3    Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.
10.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
10.5    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
10.6    Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
10.7    Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.

5